Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 15, 2004 (except for Note F as to which the date is December 21, 2004) accompanying the consolidated financial statements included in the Annual Report of Delphax Technologies Inc. and Subsidiaries on Form 10-K for the year ended September 30, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of Delphax Technologies Inc. and Subsidiaries on Forms S-8 (File Nos. 333-69733 and 333-75504) and Form S-3 (File No. 333-113081).

/s/ Grant Thornton LLP

     Grant Thornton LLP

Minneapolis, Minnesota
December 27, 2004